CAMBRIDGE DISPLAY TECHNOLOGY ANNOUNCES
MANAGEMENT CHANGES
--Former Philips VP Joins Company as VP of Technology Development; VP Stephen Chandler Resigns;
Board Extends Chairman and CEO David Fyfe's Contract--

Cambridge, United Kingdom - October 30, 2006 - Cambridge Display Technology (CDT) (NASDAQ:OLED) today announced that effective November 1, James "Jim" Veninger will join the company as Vice President of Technology Development.

In the newly created role, Veninger (45) will oversee the company's product and technology development operations, including enforcement and development of the company's intellectual property strategy. Prior to joining CDT, Veninger served in various senior management and executive roles at Philips. Most recently, he served as Vice President of Operational Excellence for Philips Semiconductors Division. During his tenure at Philips, Veninger served as Vice President and General Manager of its Emerging Display Technologies division from 2002 to 2005, the Philips entity responsible for the OLED and E-Ink displays businesses, and which commercialised CDT's technology in the form of shaver screens and cell phone sub-displays. In addition, he earlier served in a key manufacturing role in Philips' CRT business.

"Jim's experience as General Manager of Philips' Emerging Display Technologies division, where he oversaw the manufacture of P-OLED displays for the consumer markets, and the operation of inkjet printing for full color displays, is unique, and will bring to CDT very valuable insight into the manufacturing issues which face our licensees," said Dr. David Fyfe, Chairman and CEO of CDT. "Considering also his more than 20 years of experience in technology research and development and operations, we believe Jim is ideally qualified to lead CDT's IP-driven technology development. We are delighted to have this seasoned veteran join the CDT team."

The company announced that Stephen Chandler, Vice President, Legal and Intellectual Property, is resigning from the company to pursue an employment opportunity involving less time away from home. Stephen has been a long-distance commuter since joining CDT in 2003. His resignation will take effect on March 31, 2007.

"During his tenure at CDT, Stephen has been instrumental in developing a strong strategic intellectual property foundation for CDT, and played a key role during the company's initial public offering, and in establishing legal processes and systems to ensure CDT's compliance with SEC requirements. As a result of his good work, CDT today has a well-honed infrastructure in place capable of protecting and enhancing our IP resources going forward and meeting our SEC requirements," said Fyfe. "We will miss Stephen and his sharp intellect and we are grateful for his many contributions to the company and wish him all the best in his future endeavours."

In addition, the board has approved extending Chairman and CEO David Fyfe's employment contract through December 2008.

"Since his appointment as Chairman and CEO of CDT in 2000, David has been instrumental in leading the development and implementation of a strategic growth plan to commercialize and expand the market for CDT's technology. Under his leadership, the company has established strong OEM relationships, gone through an initial public offering and acquired and developed key technologies and relationships that have positioned the company for long-term growth," said Malcolm Thompson, director and chairman of CDT's Compensation Committee. "In this critical phase of the company's development, we believe that David's leadership is key to CDT's continued progress and success in establishing the company as the leading technology innovator for P-OLED based solutions."

About CDT
Cambridge Display Technology is a pioneer in the development of polymer organic light emitting diodes (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment.

P-OLEDs are part of the family of OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with other flat panel display technologies such as liquid crystal displays, and have the key advantage that they can be applied in solution using printing processes. Founded in 1992, the company is headquartered in Cambridge, UK and listed on the US NASDAQ National Market under the symbol 'OLED'. In 2005, CDT and Sumitomo Chemical established a joint venture called Sumation(r) which develops, manufactures and sells P-OLED materials to the display industry.
More information on CDT can be found at: www.cdtltd.co.uk

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